Exhibit 4.5
PROMISSORY NOTE

$ 51,000.00                                                                                                                                                                               October 6, 2009
Boca Raton, Florida

FOR VALUE RECEIVED, the undersigned, FLINT TELECOM GROUP, INC., a Nevada Corporation, ("Maker"), promises to pay to the order of, Paul McCarthy, located at Thalang Phuket, Thailand ("Payee"), in lawful money of the United States of America, the principal sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) on the outstanding principal and ONE THOUSAND DOLLARS ($1,000.00) in accrued interest (“Note”).

Maker shall pay all principal plus accrued interest on the Note as follows: a payment of fifty one thousand dollars ($51,000.00) on or before October 23, 2009. The Note may be prepaid without any penalty.

Maker and any and all co-makers, endorsers, guarantors and sureties severally waive presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intention to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind, and hereby agree that this Note and the liens securing its payment may be extended and re-extended and the time for payment extended and re-extended from time to time without notice to them or any of them, and they severally agree that their liability on or with respect to this Note shall not be affected by any release or change in any security at any time existing or by any failure to perfect or maintain perfection of any security interest in such security.

It is agreed that time is of the essence of this Note, and if any payment of principal and interest is not received by Payee on or before the due date of the payment, or,  if a default occurs under any instrument now or hereafter executed in connection with or as security for this Note, thereupon, after the passage of a ten day notice and cure period, at the option of Payee, the entire unpaid principal balance and the accrued and unpaid interest shall be due and payable forthwith without demand, notice of default or of intent to accelerate the maturity hereof, notice of nonpayment, presentment, protest or notice of dishonor, all of which are hereby expressly waived by Maker and each other liable party. Any past due principal shall bear interest at the maximum rate allowed by law. Failure to exercise this option upon any such default shall not constitute a waiver of the right to exercise such option in the event of any subsequent default.

If the entire unpaid principal balance plus all accrued and unpaid interest due and owing on this Note is not paid at maturity whether by acceleration or otherwise and is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in probate, bankruptcy, receivership, reorganization, arrangement or other legal proceedings for collection hereof, Maker and each other liable party agree to pay Payee its reasonable collection costs, including a reasonable amount for attorneys' fees, but in no event to exceed the maximum amount permitted by law.  Maker shall be directly and primarily liable for the payment of all sums called for hereunder, and Maker hereby expressly waives bringing of suit and diligence in taking any action to collect any sums owing hereon and in the handling of any security hereunder, and Maker hereby consents to and agrees to remain liable hereon regardless of any

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renewals, extensions for any period or rearrangements hereof, or any release or substitution of security herefor, in whole or in part, with or without notice, from time to time, before or after maturity.

It is the intent of Maker and Payee in the execution of this Note and all other loan documents to contract in strict compliance with applicable usury law. In furtherance thereof, Maker and Payee stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to  create a contract to pay for the use, forbearance or detention of money,  interest at a rate in excess of the maximum rate allowed by law ("Maximum  Rate"). Neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Maximum Rate, and the provisions of this paragraph shall control over all other provisions of this Note and any other loan documents now or hereafter executed which may be in apparent conflict herewith. Payee expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of   existence of the loan evidenced by this Note exceeds the applicable maximum  lawful rate, the holder of this Note shall credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by  applicable law as a result of such excess interest; provided, however, that  if the principal hereof has been paid in full, such excess shall be refunded to Maker. If the holder of this Note shall receive money (or anything else)  which is determined to constitute interest and which would increase the  effective interest rate on this Note or any other indebtedness which Maker or a guarantor is obligated to pay to holder to a rate in excess of that permitted by applicable law,   the amount determined to constitute interest in excess of the lawful rate  shall be credited against the principal balance of this Note then  outstanding or, if the principal balance has been paid in full, refunded to  Maker, in which event any and all penalties of any kind under applicable law  as a result of such excess interest shall be inapplicable. If the holder of this Note shall not actually receive, but shall contract for, request or   demand, a payment of money (or anything else) which is determined to  constitute interest and which would increase the effective interest rate contracted for or charged on this Note or the other indebtedness evidenced  or secured by the note to a rate in excess of that permitted by  applicable law, the holder of this Note shall be entitled, following such    determination, to waive or rescind the contractual claim, request or demand  for the amount determined to constitute interest in excess of the lawful  rate, in which event any and all penalties of any kind under applicable law   as a result of such excess interest shall be inapplicable. By execution of   this Note Maker acknowledges that Maker believes the loan evidenced by this   Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that such loan is in fact usurious, Maker will give the  holder of this Note notice of such condition and Maker agrees that the  holder shall have sixty (60) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists.

Additionally, if, from any circumstance whatsoever, fulfillment of any  provision hereof or of any documents or instruments executed pursuant to the terms thereof, shall,  at the time fulfillment of such provision be due, involve transcending the Maximum Rate then, ipso facto, the obligation to be fulfilled shall be  reduced to the Maximum Rate. The term "applicable law"

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as used in this Note  shall mean the laws of the State of Florida or the laws of the United States,  whichever laws allow the greater rate of interest, as such laws now exist or  may be changed or amended or come into effect in the future.

This Note is secured by that certain Security Agreement executed by Maker, dated September 29, 2008 and is secured by the TWO MILLION (2,000,000) unrestricted shares of China Voice Holding Corp. held directly by Mr. Bill Burbank.

In addition to the above provisions, Maker will be in default if:  (1) Maker fails to timely pay or perform any obligation or covenant in any written agreement between Payee and Maker; (2) Maker makes any material  false statement or representation in any agreement or document presented to Payee and upon which Payee relied in funding this Note; (3) a receiver is appointed for Maker; (4) any party providing collateral to secure payment of this Note assigns the collateral for the benefit of its creditors; (5) bankruptcy or insolvency proceedings are commenced against Maker or any of its subsidiaries.

This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Florida.

MAKER HEREBY, AND PAYEE BY ITS ACCEPTANCE OF THIS NOTE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO, ANY CLAIMS, CROSS-CLAIMS OR THIRD-PARTY CLAIMS) BASED HEREON OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY DOCUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.  MAKER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OR AGENT OF PAYEE OR PAYEE’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT PAYEE WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  THIS PROVISION IS A MATERIAL INDUCEMENT OT THE PAYEE ACCEPTING THIS NOTE AND MAKING ANY LOAN, ADVANCE OR OTHER EXTENSION OF CREDIT TO THE MAKER AND SHALL SURVIVE DURING THE ENTIRE TIME THAT ANY AMOUNT OF THE NOTE SHALL REMAIN UNPAID.

              MAKER:

FLINT TELECOM GROUP, INC
A Nevada corporation

                            /s/ Bill  Burbank

                                                                             Bill Burbank, President

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